EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Modtech Holdings, Inc.:

We consent to the use of our report dated April 2, 2007, with respect to the consolidated balance sheets of Modtech Holdings, Inc. as of December 31, 2006 and 2005, the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2006 and the related financial statement schedule II for each of the years in the two-year period ended December 31, 2006 incorporated herein by reference.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

San Diego, California
October 3, 2007